Exhibit 10.21

UNIFIRST CORPORATION

RESTRICTED STOCK UNIT AWARD GRANTED

UNDER THE UNIFIRST CORPORATION

2010 STOCK OPTION and INCENTIVE PLAN

Name of Grantee:

No. of Restricted Stock Units:

Grant Date:

Pursuant to the UniFirst Corporation 2010 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), UniFirst Corporation (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above.  Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.10 per share (the “Stock”), of the Company.

1.  Vesting Schedule.   Except as set forth below, and subject to the discretion of the Administrator (as defined in Section 2 of the Plan) to accelerate the vesting schedule hereunder, the restrictions and conditions of Paragraph 5 of this Award shall lapse on the following vesting dates:  [[60] percent of the Restricted Stock Units shall vest on the [third] anniversary of the Grant Date, [20] percent of the Restricted Stock Units shall vest on the [fourth] anniversary of the Grant Date and [20] percent of the Restricted Stock Units shall vest on the [fifth] anniversary of the Grant Date], in each case subject to the Grantee’s continued employment with the Company or a Subsidiary through such date.

2.  Issuance of Shares of Stock.  As soon as practicable following each vesting date (but in no event later than two and one-half months after the end of the year in which the vesting date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 1 of this Award on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.

3.  Termination of Employment.  If the Grantee’s employment by the Company or a Subsidiary is terminated under certain circumstances as set forth below, any Restricted Stock Units that have not vested as of such date may be subject to termination without notice and be forfeited as set forth below.  In the case of termination and forfeiture, neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.

(a)  Termination Due to Death.  If the Grantee’s employment terminates by reason of the Grantee’s death, any Restricted Stock Units which have not vested shall become fully vested as of the date of death.

(b)  Termination Due to Disability.  If the Grantee’s employment terminates by reason of the Grantee’s Disability (as determined by the Administrator), any Restricted Stock Units which have not vested shall continue to vest pursuant to the vesting schedule set forth in Section 1 hereof.

(c)  Termination Due to Normal Retirement on or after Normal Retirement Date.  In connection with the Grantee’s retirement after the Grantee’s Normal Retirement Date, all Restricted Stock Units shall be deemed to be fully vested as of the date of such retirement.

(d)  Termination for Cause.  If the Grantee’s employment terminates for Cause, any Restricted Stock Units which have not vested shall be immediately terminated and forfeited.

(e)  Termination in Connection with a Sale Event. If the Grantee’s employment is terminated (i) by the Company for any reason other than for Cause, death, disability or retirement or (ii) by the Grantee for Good Reason (as defined in the UniFirst Corporation Executive Employment Plan (the “Employment Plan”)), and such termination occurs during a Change in Control Period (as defined in the Employment Plan), any Restricted Stock Units which have not vested, subject to the satisfaction of the Grantee’s Release Requirement (as defined in the Employment Plan), shall become fully vested as of the date of termination.

(f)  Other Termination.  If the Grantee’s employment terminates for any reason other than the Grantee’s death, Disability, for Cause, the Grantee’s Normal Retirement on or after Normal Retirement Date or a termination meeting

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the requirements of Section 3(e) above, each pursuant to the terms above, and unless otherwise determined by the Administrator, any unvested Restricted Stock Units shall be immediately terminated and forfeited.

For the avoidance of doubt, any unvested Restricted Stock Units shall not become vested upon the occurrence of a Sale Event in the absence of a termination of the Grantee’s employment during a Change in Control Period (as defined in the Employment Plan) as required pursuant to Section 3(e) hereof.  The Administrator’s determination of the reason for termination of the Grantee’s employment shall be conclusive and binding on the Grantee and his or her representatives or legatees.

4.  Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Award shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan.  Capitalized terms in this Award shall have the meaning specified in the Plan, unless a different meaning is specified herein.

5.  Restrictions on Transfer of Award.  This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 1 of this Award and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Award.

6.  Tax Withholding.   The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event.  The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

7.  Section 409A of the Code.  This Award shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

8.  No Obligation to Continue Employment.  Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Award to continue the Grantee in employment and neither the Plan nor this Award shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.

9.  Integration.  This Award document constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

10.  Data Privacy Consent.  In order to administer the Plan and this Award and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Award (the “Relevant Information”).  By receiving this Award, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate.  The Grantee shall have access to, and the right to change, the Relevant Information.  Relevant Information will only be used in accordance with applicable law.

11.  Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

UNIFIRST CORPORATION

By:	/s/ Steven S. Sintros
STEVEN S. SINTROS

Title: Chief Executive Officer

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